CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-260557 on Form S-8 of our reports dated April 1, 2026, relating to the financial statements of Pharming Group N.V. and the effectiveness of Pharming Group N.V.’s internal control over financial reporting, appearing in this Annual Report on Form 20-F/A for the year ended December 31, 2025.

/s/ Deloitte Accountants B.V.

Eindhoven, The Netherlands
April 13, 2026